UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2013

SUSTAINABLE ENVIRONMENTAL TECHNOLOGIES CORPORATION

(Exact name of Registrant as specified in its charter)

California	000-254888	33-0230641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2345 W. Foothill Blvd., Suite #12

Upland, CA 91786

(Address of principal executive offices, including zip code)

(801) 810-9888

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[_] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01     Entry into a Material Definitive Agreement.

On October 28, 2013, Sustainable Environmental Technologies Corporation, a California corporation (the “Company”) entered into an agreement of merger (“Agreement”) with HJG Holdings, LLC, a California limited liability company, (“HJG”) due to HJG’s ownership of ninety percent (90%) of the Company’s outstanding common stock. Pursuant to the Agreement, the Company shall be merged into HJG in a “going private” transaction under California Corporations Code section 1110 (the “Merger”). A copy of the Agreement is attached hereto, and incorporated by this reference as Exhibit 10.1.

On October 28, 2013, the board of directors of the Company reviewed the terms and conditions of the Agreement, and subsequent merger, and have determined via unanimous written consent that its terms and conditions are fair and reasonable and in the best interest of the Company and its shareholders. The board of directors of the Company based its determination on several factors including but not limited to the overall fairness of the transaction, the specific terms of the Agreement, and a valuation analysis that was prepared by an independent appraiser. Although the valuation analysis valued the stock at $0.0519 per share, the board vigorously negotiated with HJG for the $0.11 price per share.

The Merger is anticipated to become effective on or after December 11, 2013 (the “Effective Date”). After the Effective Date, as the surviving entity, HJG shall assume and succeed to the assets, rights, properties, privileges, powers, immunities, liabilities and obligations of the Company and shall cash out any remaining shareholders of the Company, utilizing a payment agent as described below, at $0.11 per share of common stock.

Because the Merger is a short form merger, in accordance with Section 1110 of the California Corporations Code, a shareholder vote is not required. However, at least 20 calendar days before the Effective Date, a notice of Merger shall be sent out to all shareholders of record on or before November 20, 2013. Therefore, under Section 701 of the California Corporations Code, and the Company’s Bylaws, the Company has set today, November 7, 2013, as the record date, in order to determine the Company’s shareholders entitled to receive the notice of Merger (the “Record Date”).

Such notice of Merger that shall be sent to the shareholders of record as of the Record Date, shall include a copy of the Agreement, a letter of transmittal from the payment agent with the payment agent’s contact information and information regarding the exchange, delivery and surrender of the shares of common stock of the Company after the Effective Date, and information regarding dissenters rights applicable to shareholders of record pursuant to California Corporations Code section 1301(a).

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

After the Effective Date, and concomitantly during the process of the aforementioned Merger, we shall deregister our shares of common stock with the Securities and Exchange Commission (“SEC”) by filing a Form 15, and taking all further actions to remove the applicable ticker symbol from trading with the Financial Industry Regulatory Authority (“FINRA”) and the over the counter (“OTC”) markets. The information disclosed under Item 1.01, Item 3.03 and 5.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.01.

Item 3.03      Material Modification to Rights of Security Holders.

At the Effective Date, each outstanding share of the Company’s common stock, $0.001 par value, excluding any shares of common stock not issued and outstanding, will, by virtue of the Merger and without any further action on the part of the Company, HJG, or our shareholders, be converted into and become the right to receive from HJG the sum of $0.11 per share of common stock in cash, without interest, and less any required withholding taxes. Therefore, as of the Effective Date, the holders of such shares of common stock shall cease to have any rights as shareholders of the Company (other than their right to receive $0.11 per share of common stock from HJG). The information disclosed under Item 1.01, 3.01 and 5.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

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Item 8.01     Other events

Options and Warrants

The board of directors of the Company have also resolved on October 28, 2013, via unanimous written consent, that all warrant holders, pursuant to such terms and conditions of the warrant agreements, and all option holders, pursuant to the plan to which such options were granted, whether vested or unvested, shall have the right to exercise such rights in full at their exercise price before the Effective Date.

General Information

The cash out of the outstanding shares of common stock of the Company as referred to in this report pursuant to the Merger has not yet commenced. This report is neither an offer to purchase nor a solicitation of an offer to sell any securities. On the Effective Date, the Company will file a Form 8-K with the SEC to report the removal of the ticker symbol and trading from FINRA and the OTC Markets.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Agreement of Merger dated October 29, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Sustainable Environmental Technologies Corporation

By:	/s/ Keith Morlock
Keith Morlock, Chief Executive Officer

Dated: November 7, 2013

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